UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  September 22, 2010

BLACKSANDS PETROLEUM, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-51427	20-1740044
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25025 I-45 N., Ste. 410, The Woodlands, TX 77380
(Address of principal executive offices)

Registrant’s telephone number, including area code: (713) 554-4491

Copy of correspondence to:

Marc J. Ross, Esq.
James M. Turner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Tel:  (212) 930-9700   Fax:  (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02                      Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On April 30, 2010, Blacksands Petroleum, Inc. (the “Company”) sold 441 of the 600 shares it held of Access Energy, Inc. (“Access”), an operating subsidiary, to the other stockholder of Access, Mr. Reg Burden. Following the transfer, the Company holds 19.9% of the outstanding Access shares and Mr. Burden holds 80.1%. As consideration for the transfer, the Company paid Mr. Burden $75,000 cash and the Company was relieved of its contractual obligation to fund Access’ annual plan and budget. In addition, the Company was released of any rights and obligations related to any joint venture agreements between Access and other counterparties. In connection with the sale, Mr. Burden’s warrants to purchase additional shares of the Company were cancelled.

On September 17, 2010, the Company, in connection with the filing of its quarterly report on form 10-Q for the quarter ended July 31, 2010, discovered that it believed there were errors in the Company’s financial statements relating to the calculation of its gain on the sale of Access. The initial calculation omitted the fair value of 1,500,000 warrants that were forfeited in connection with the sale.  On September 17, 2010, the Company further discussed the matter with MaloneBailey LLP (“MaloneBailey”), the Company’s independent registered public accounting firm.

From September 17, 2010 until September 22, 2010, management of the Company conducted an analysis of the fair value of the warrants.  The Company determined that the fair value of the warrants on the date of sale was $1,120,263. On September 22, 1010, both the Company and MaloneBailey agreed that these facts caused them to believe that the Company’s accounting for gains from the sale of Access was incorrect and the Company determined that the effect of such misstatements was material to the quarterly reports on Form 10-Q for the quarter ended April 30, 2010 (the “Report”). As a result, the Company determined that the Report should no longer be relied upon and that it will need to be restated. The restatement is required to properly reflect the Company’s financial results related to the fair value of the warrants on the date of sale.

The following table reflects the impact of this error:

Six months ended April 30, 2010:

	As previously reported	Adjustment	As restated

Gain on sale of Access shares	$1,594,867	$1,120,263	$2,715,130
Income before taxes	1,254,627	1,120,263	2,374,890
Net income before minority interest	1,254,627	1,120,263	2,374,890
Net income for the period	1,254,627	1,120,263	2,374,890
Basic and diluted earnings per common share	0.03	0.02	0.05

Total other comprehensive income	1,377,628	1,120,263	2,497,891

Three months ended April 30, 2010:

	As previously reported	Adjustment	As restated

Gain on sale of Access shares	1,594,867	1,120,263	2,715,130
Income before taxes	1,516,631	1,120,263	2,636,894
Net income before minority interest	1,516,631	1,120,263	2,636,894
Net income for the period	1,516,631	1,120,263	2,636,894
Basic and diluted earnings per common share	0.03	0.03	0.06

Total other comprehensive income	1,619,395	1,120,263	2,739,658

As a result of this error, additional paid-in capital decreased by $1,120,263 and accumulated comprehensive loss was reduced by the same amount, which resulted in no change to total stockholders’ equity. On the statement of cash flow, net income was increased by $1,120,263, which was offset by the same amount in the gain on sale of Access shares. Net cash used in operating activities was not changed.

The Company expects to file the restated report on September 28, 2010.

On September 27, 2010, the Company provided MaloneBailey with a copy of the disclosures it is making in response to Item 4.02 on this Form 8-K, and has requested that MaloneBailey furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements as promptly as possible. Such letter is filed herewith as Exhibit 16.1.

ITEM 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

16.1           Letter from MaloneBailey LLP, dated as of September 28, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSANDS PETROLEUM, INC.

Dated: September 28, 2010	BY:	/s/ DAVID DEMARCO
David Demarco Chief Executive Officer

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